Exhibit 99.1

Promotions, Retirements and a New Loan Office for OVBC
GALLIPOLIS, Ohio— Ohio Valley Banc Corp. (Nasdaq: OVBC) recognized Thomas E. Wiseman’s previously announced retirement as chairman of the board at OVBC’s shareholders meeting on May 13, 2026.

Wiseman was a founding board member of Ohio Valley Banc Corp. in 1992. He joined the board of The Ohio Valley Bank Company (OVB) the same year. At the time, he was president of The Wiseman Agency, representing the third generation operating the multi-line independent insurance agency started by his grandfather in 1928. Over the next years, Wiseman’s role at OVB grew, leading him from the position of lead independent director to president and chief executive officer, and lastly chairman of the board.

Under his direction, OVBC surpassed one-billion dollars in assets. His anthem of putting “Community First” inspires bankers and customers alike. Though stepping down from his role as chairman, Wiseman will remain a member of the board of directors of both OVBC and OVB.

Reflecting upon the Board’s decision to appoint Mr. Smith, Wiseman stated, “At the company’s organizational meeting, the Board determined that it was time to move from a lead independent director governance structure to an independent chairman governance structure as many other publicly traded companies have.”

K. Ryan Smith, a director of OVBC since 2021, was named OVBC’s first independent chairman of the board. Smith is president of the University of Rio Grande and Rio Grande Community College. He is a graduate of Gallia Academy High School and holds a bachelor’s degree in finance from The Ohio State University.

Smith, a native of Gallia County, Ohio, spent the first 23 years of his career working as vice president and partner of Smith Financial Advisors. The family-run business managed wealth for individuals throughout the region. His desire for public service led him to his election to the Ohio State House of Representatives, where he served as finance chairman and ultimately Speaker of the House before stepping down to serve in his current role at the university. He will continue in his role as president at the university and community college while also serving as OVBC chairman.

He and his wife of 29 years, Vicki, are the proud parents of four children. Over the years, Smith has served his community well in leadership roles with the Gallia County Chamber of Commerce, Holzer Health System, and the National Association of Intercollegiate Athletics. He is currently a member of the Gallia County Community Improvement Corporation.

Wiseman further commented, “Teamed with a strong CEO as we have in Larry Miller, together, they will provide leadership and strategic vision ensuring your company’s continued success.”

The position of lead director was eliminated upon the retirement of David W. Thomas, who earlier this year notified the board of his intent to retire at the 2026 annual meeting. Thomas, former chief examiner of the Ohio Department of Commerce, Division of Financial Institutions, has been a vital asset to the board with his wealth of knowledge and expertise in the field of banking. As a member of the board for more than 18 years, Thomas served on the executive, audit, enterprise risk and nominating committees. He also was the chair of the audit and enterprise risk committee.

In addition, Thomas has been an active member of the community for many years. From coaching and umpiring youth baseball to being a member of the Heritage Christian Church, he has exemplified what it means to put “Community First.” He currently resides in Westerville, Ohio, with his wife, Peggy, and enjoys spending time with his four children and five grandchildren.

Larry E. Miller II, OVB chief executive officer, announced that Ryan J. Jones has been named as the company’s new president. Jones will also resume his responsibilities as chief operating officer. Jones began his career in banking in 1999 with Milton Bank. While there, he fulfilled many roles, including BSA officer, compliance officer, audit liaison, loan officer, security officer, operations officer, and chief operating officer. In 2008, Jones became a member of the Milton Banking Company Board of Directors, where he served as secretary. When Milton Bank merged with OVB in 2016, he served as the OVB chief risk officer before later accepting the role of chief operating officer and risk officer in 2022.

Jones, a lifelong Jackson, Ohio, resident, graduated from Jackson High School and obtained his degree in business management from the University or Rio Grande. He is also a graduate of the Ohio Bankers League Bank Leadership Institute. In addition, Jones has completed the Metavante Regulatory Services Advanced Compliance School, Advanced Deposit and Operations School and Advanced Loan School. He also completed the Community Bankers Association Consumer Lending Institute.

Outside of the financial world, Jones is a very active member of the community as he currently serves on the Jackson Area Festival Events (JAFE), Jackson Apple Festival, Jackson Bullpen Club, and is a Holzer Heritage Foundation Board Member. He enjoys spending time with his wife Aimee, and their two children.

CEO Miller also announced that a new OVB Loan Office will be opening in Charleston, West Virginia, this summer. New locations in South Bloomfield and Ironton, Ohio, are also in the early planning stages.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company, a $1.5 billion asset community bank with 18 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.